Exhibit 99.1

Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

MEDIA CONTACT:	INVESTOR INQUIRIES:
Jamie Burt, Media	Chris Hodges or Bobby Winters
(419) 325-2672	Alpha IR Group
jburt@libbey.com	(312) 445-2870
LBY@alpha-ir.com

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 20, 2019

LIBBEY INC. ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2018 FINANCIAL RESULTS

Company reports annual net sales growth of 2.1 percent and announces strategic alternatives review of its China-based business; introduces outlook for fiscal-year 2019

TOLEDO, OHIO, February 20, 2019--Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the fourth quarter ended December 31, 2018.

Fourth-quarter 2018 Financial & Operating Highlights

•	Net sales were $211.6 million, compared to $224.0 million in the prior-year period, a 5.5 percent decrease (or a decrease of 4.4 percent, excluding a $2.6 million currency impact).

•	Net loss was $4.0 million, compared to a net loss of $7.2 million in the fourth quarter of 2017.

•	New products, defined as products introduced within the previous 36 months, contributed $15.9 million in net sales, or 7.5 percent of total net sales, during the fourth quarter.

•	E-commerce sales were approximately 13.0 percent of total U.S. & Canada retail sales, an increase of 29.8 percent compared to the fourth quarter of 2017.

•	Adjusted EBITDA (see Table 1) was $16.2 million, compared to $24.2 million in the fourth quarter of 2017. Currency fluctuations had a negative impact of $1.8 million for the quarter.

•	Net inventories were reduced by $18.5 million during the quarter.

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Libbey Inc.

•
The Company announced that its board of directors has approved a plan to pursue strategic alternatives for its business in China, including a potential sale or closure, within the next 12 to 18 months, of Libbey’s manufacturing and distribution facility in Langfang, China.

"The top-line momentum we delivered through the first three quarters of 2018 was interrupted in the fourth quarter, particularly in the month of December, as a slowdown in economic activity was felt across most of the geographies and markets we serve," said Chief Executive Officer William Foley. "This was exacerbated by cautious buying patterns from some of our distributors as well as a specific competitive action directed at one of our larger customers late in the quarter. As a result, unfavorable price and product mix in our foodservice markets in the U.S. and Canada caused us to under-perform our expectations during the fourth quarter."
Foley continued, "While these short-term challenges are unfortunate, we remain confident in our ability to continue executing against our Creating Momentum Strategy, which helped us deliver top-line growth of 2.1 percent in fiscal-year 2018. We will continue to execute on this strategy with a relentless focus on new product introductions. The ongoing expansion of our industry-leading, e-commerce platform, combined with our focus on new product introductions, underpins our position as the most financially stable, innovative and forward-looking glass tableware manufacturer in the world today."

Three months ended December 31, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$132,022	$138,345	$(6,323)	(4.6)%	$—	(4.6)%
Latin America	38,062	41,758	(3,696)	(8.9)%	(1,172)	(6.0)%
EMEA	34,687	36,796	(2,109)	(5.7)%	(1,094)	(2.8)%
Other	6,865	7,082	(217)	(3.1)%	(286)	1.0%
Consolidated	$211,636	$223,981	$(12,345)	(5.5)%	$(2,552)	(4.4)%

•
Net sales in the U.S. & Canada segment decreased 4.6 percent, driven by unfavorable price and product mix sold in the foodservice channel, partially offset by higher volume in the foodservice and business-to-business channels.

•
In Latin America, net sales decreased 8.9 percent (a decrease of 6.0 percent excluding currency fluctuation) as a result of lower volume in the business-to-business channel and an unfavorable currency impact.

•	Net sales in the EMEA segment decreased 5.7 percent, driven primarily by lower volume and an unfavorable currency impact.

•	Net sales in Other decreased 3.1 percent as a result of unfavorable price and mix in China and an unfavorable currency impact.

Full-year 2018 Financial & Operating Highlights

•	Net sales were $797.9 million, compared to $781.8 million for full-year 2017, a 2.1 percent increase (or an increase of 1.5 percent, excluding a $4.3 million currency impact).

•
Net loss was $8.0 million, compared to a net loss of $93.4 million during the full-year 2017, which included a $79.7 million non-cash goodwill impairment charge associated with the Latin America segment.

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•	New products, defined as products introduced within the previous 36 months, contributed $54.1 million in net sales, or 6.8 percent of total net sales.

•	E-commerce sales were approximately 12.1 percent of total U.S. & Canada retail sales, an increase of 34.1 percent compared to the full-year 2017.

•	Adjusted EBITDA (see Table 1) was $71.0 million, compared to $70.6 million for full-year 2017.

Full Year ended December 31, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2018	2017	$ Change	% Change
U.S. & Canada	$483,741	$481,797	$1,944	0.4%	$69	0.4%
Latin America	148,091	144,322	3,769	2.6%	(1,482)	3.6%
EMEA	138,399	126,924	11,475	9.0%	5,118	5.0%
Other	27,627	28,785	(1,158)	(4.0)%	568	(6.0)%
Consolidated	$797,858	$781,828	$16,030	2.1%	$4,273	1.5%

•	Net sales in the U.S. & Canada segment increased 0.4 percent, driven by higher volume, partially offset by unfavorable channel mix.

•
In Latin America, net sales increased 2.6 percent (an increase of 3.6 percent excluding currency fluctuation) as a result of higher volume and favorable pricing. The increase was achieved despite unfavorable product mix in the retail and business-to-business channels and an unfavorable currency impact.

•
Net sales in the EMEA segment increased 9.0 percent and were favorably impacted by $5.1 million of currency. Favorable pricing on product mix sold in all three channels, as well as higher sales volume in the retail and business-to-business channels, also contributed to year-over-year improvement.

•	Net sales in Other were down primarily as a result of lower sales volume in China, partially offset by favorable price and product mix and a favorable currency impact.

Balance Sheet and Liquidity

•	The Company had remaining available capacity of $71.6 million under its ABL credit facility at December 31, 2018, with $19.9 million in loans outstanding and cash on hand of $25.1 million.

•
At December 31, 2018, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $201.2 million, an increase of $1.7 million from $199.5 million at December 31, 2017. The increase was a result of higher inventories and lower accounts payable, partially offset by lower accounts receivable.

2019 Outlook and Strategic Alternatives Review of China Business
The Company anticipates that uncertain, global macroeconomic conditions, as well as a challenging competitive environment, will continue through the first half of 2019, but expects to offset some of those pressures through continued execution against its strategic plan. As a result, the outlook for full-year 2019 includes:

•	Net sales increase in the low-single digits, compared to full-year 2018 sales, on a U.S. GAAP basis;

•	Adjusted EBITDA margins between 8.5 percent and 10 percent (see table 6);

•	Capital expenditures in the range of $35 million to $40 million; and

•	Adjusted selling, general and administrative expense of approximately 16 percent of net sales (see table 7).

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Jim Burmeister, senior vice president, chief financial officer, commented, "In the fourth quarter, we continued to focus our capital investments in important strategic areas while curtailing other spending. As a result, our annual capital expenditures totaled $45.1 million which was below our previously guided range of $50 million to $55 million. We will remain disciplined with our capital investment decisions in 2019, with an emphasis toward maximizing cash-flow generation and maintaining the competitive strength of our balance sheet. This includes a reduction in the capital expenditure expectations set last summer during our Investor Day, and an ongoing rationalization of our footprint, the next step of which we are announcing today with the strategic review of our business in China. That said, planned investments in our critical growth areas such as e-commerce and new product innovation, as well as our ERP initiatives, will remain a priority. We have made strong initial progress on our ERP implementation, and we believe that it will drive significant efficiencies allowing us to focus on improving our long-term operating performance. We anticipate that once fully implemented, our ERP investments will help us achieve run-rate benefits between $15 million and $20 million annually."

Webcast Information
Libbey will hold a conference call for investors on Thursday, February 21, 2019, at 8 a.m. Eastern Standard Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2018, Libbey Inc.'s net sales totaled $797.9 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

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We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•
We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 1, 2018. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility abandonments, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension

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obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,
	2018	2017 (1)

Net sales	$211,636	$223,981
Freight billed to customers	760	847
Total revenues	212,396	224,828
Cost of sales	174,908	181,378
Gross profit	37,488	43,450
Selling, general and administrative expenses	29,455	29,330
Income from operations	8,033	14,120
Other income (expense)	(1,784)	(1,861)
Earnings before interest and income taxes	6,249	12,259
Interest expense	5,787	5,277
Income before income taxes	462	6,982
Provision for income taxes	4,486	14,133
Net loss	$(4,024)	$(7,151)

Net loss per share:
Basic	$(0.18)	$(0.32)
Diluted	$(0.18)	$(0.32)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,231	22,078
Diluted	22,231	22,078
___________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Year ended December 31,
	2018	2017 (1)
	(unaudited)

Net sales	$797,858	$781,828
Freight billed to customers	3,235	3,328
Total revenues	801,093	785,156
Cost of sales	646,202	631,115
Gross profit	154,891	154,041
Selling, general and administrative expenses	127,851	126,205
Goodwill impairment	—	79,700
Income (loss) from operations	27,040	(51,864)
Other income (expense)	(2,764)	(5,306)
Earnings (loss) before interest and income taxes	24,276	(57,170)
Interest expense	21,979	20,400
Income (loss) before income taxes	2,297	(77,570)
Provision for income taxes	10,253	15,798
Net loss	$(7,956)	$(93,368)

Net loss per share:
Basic	$(0.36)	$(4.24)
Diluted	$(0.36)	$(4.24)
Dividends declared per share	$0.1175	$0.4700

Weighted average shares:
Basic	22,180	22,031
Diluted	22,180	22,031

____________________________________

(1)
In connection with our January 1, 2018 adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost, we reclassed the 2017 non-service cost components of pension and post-retirement benefit costs previously reported within income from operations to other income (expense).

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
ASSETS:
Cash and cash equivalents	$25,066	$24,696
Accounts receivable — net	83,977	89,997
Inventories — net	192,103	187,886
Prepaid and other current assets	15,097	12,550
Total current assets	316,243	315,129
Pension asset	—	2,939
Purchased intangible assets — net	13,385	14,565
Goodwill	84,412	84,412
Deferred income taxes	26,090	24,892
Other assets	9,085	9,627
Property, plant and equipment — net	264,960	265,675
Total assets	$714,175	$717,239

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$74,836	$78,346
Salaries and wages	27,924	27,409
Accrued liabilities	43,728	43,920
Accrued income taxes	3,639	1,862
Pension liability (current portion)	3,282	2,185
Non-pension post-retirement benefits (current portion)	3,951	4,185
Long-term debt due within one year	4,400	7,485
Total current liabilities	161,760	165,392
Long-term debt	393,300	376,905
Pension liability	45,206	43,555
Non-pension post-retirement benefits	43,015	49,758
Deferred income taxes	2,755	1,850
Other long-term liabilities	18,246	12,885
Total liabilities	664,282	650,345

Common stock and capital in excess of par value	335,739	333,231
Retained deficit	(171,441)	(161,165)
Accumulated other comprehensive loss	(114,405)	(105,172)
Total shareholders’ equity	49,893	66,894
Total liabilities and shareholders’ equity	$714,175	$717,239

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Year ended December 31,
	2018	2017
	(unaudited)
Operating activities:
Net loss	$(7,956)	$(93,368)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,333	45,544
Goodwill impairment	—	79,700
Change in accounts receivable	5,203	(2,698)
Change in inventories	(6,424)	(13,443)
Change in accounts payable	(4,759)	5,574
Accrued interest and amortization of discounts and finance fees	1,158	1,318
Pension & non-pension post-retirement benefits, net	(283)	1,680
Accrued liabilities & prepaid expenses	267	2,737
Income taxes	3,591	13,121
Share-based compensation expense	2,827	3,460
Other operating activities	(1,087)	1,683
Net cash provided by operating activities	36,870	45,308

Investing activities:
Additions to property, plant and equipment	(45,087)	(47,628)
Net cash used in investing activities	(45,087)	(47,628)

Financing activities:
Borrowings on ABL credit facility	129,769	34,086
Repayments on ABL credit facility	(109,901)	(34,086)
Other repayments	(3,077)	(632)
Repayments on Term Loan B	(4,400)	(24,400)
Stock options exercised	5	466
Taxes paid on distribution of equity awards	(336)	(627)
Dividends	(2,595)	(10,355)
Other financing activities	—	334
Net cash provided by (used in) financing activities	9,465	(35,214)

Effect of exchange rate fluctuations on cash	(878)	1,219
Increase (decrease) in cash	370	(36,315)

Cash & cash equivalents at beginning of year	24,696	61,011
Cash & cash equivalents at end of year	$25,066	$24,696

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Reported net loss (U.S. GAAP)	$(4,024)	$(7,151)	$(7,956)	$(93,368)
Add:
Interest expense	5,787	5,277	21,979	20,400
Provision for income taxes	4,486	14,133	10,253	15,798
Depreciation and amortization	9,944	11,928	44,333	45,544
Add special items before interest and taxes:
Fees associated with strategic initiative (1)	—	—	2,341	—
Goodwill impairment (2)	—	—	—	79,700
Reorganization charges (3)	—	—	—	2,488
Adjusted EBITDA (non-GAAP)	$16,193	$24,187	$70,950	$70,562

Net sales	$211,636	$223,981	$797,858	$781,828
Net loss margin (U.S. GAAP)	(1.9)%	(3.2)%	(1.0)%	(11.9)%
Adjusted EBITDA margin (non-GAAP)	7.7%	10.8%	8.9%	9.0%
_____________________
(1) Legal and professional fees associated with a strategic initiative that was terminated during the third quarter of 2018.
(2) Non-cash goodwill impairment charge recorded in our Latin America segment in the third quarter of 2017.
(3) Workforce reorganization as a part of our cost savings initiatives.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Year ended December 31,
	2018	2017
Net cash provided by operating activities (U.S. GAAP)	$36,870	$45,308
Net cash used in investing activities (U.S. GAAP)	(45,087)	(47,628)
Free Cash Flow (non-GAAP)	$(8,217)	$(2,320)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	December 31, 2018	September 30, 2018	December 31, 2017

Accounts receivable — net	$83,977	$91,082	$89,997
Inventories — net	192,103	210,591	187,886
Less: Accounts payable	74,836	72,927	78,346
Trade Working Capital (non-GAAP)	$201,244	$228,746	$199,537

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended December 31,		Year ended December 31,
Net Sales:	2018	2017	2018	2017

U.S. & Canada (1)	$132,022	$138,345	$483,741	$481,797
Latin America (2)	38,062	41,758	148,091	144,322
EMEA (3)	34,687	36,796	138,399	126,924
Other (4)	6,865	7,082	27,627	28,785
Consolidated	$211,636	$223,981	$797,858	$781,828

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$11,185	$14,737	$36,805	$48,044
Latin America (2)	1,289	4,041	12,599	6,590
EMEA (3)	2,235	2,733	7,219	1,321
Other (4)	1,489	(240)	1,872	(3,838)
Segment EBIT	$16,198	$21,271	$58,495	$52,117

Reconciliation of Segment EBIT to Net Loss:
Segment EBIT	$16,198	$21,271	$58,495	$52,117
Retained corporate costs (6)	(9,949)	(9,012)	(31,878)	(27,099)
Goodwill impairment	—	—	—	(79,700)
Fees associated with strategic initiative	—	—	(2,341)	—
Reorganization charges	—	—	—	(2,488)
Interest expense	(5,787)	(5,277)	(21,979)	(20,400)
Provision for income taxes	(4,486)	(14,133)	(10,253)	(15,798)
Net loss	$(4,024)	$(7,151)	$(7,956)	$(93,368)

Depreciation & Amortization:
U.S. & Canada (1)	$3,069	$3,649	$13,358	$12,665
Latin America (2)	4,045	4,819	17,457	18,576
EMEA (3)	1,628	1,869	7,412	7,377
Other (4)	816	1,267	4,431	5,088
Corporate	386	324	1,675	1,838
Consolidated	$9,944	$11,928	$44,333	$45,544

(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 5
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Year ended December 31, 2018	Year ended December 31, 2017

Reported net loss (U.S. GAAP)	$(7,956)	$(93,368)
Add:
Interest expense	21,979	20,400
Provision for income taxes	10,253	15,798
Depreciation and amortization	44,333	45,544
Special items before interest and taxes	2,341	82,188
Adjusted EBITDA (non-GAAP)	$70,950	$70,562

Reported debt on balance sheet (U.S. GAAP)	$397,700	$384,390
Plus: Unamortized discount and finance fees	2,368	3,295
Gross debt	400,068	387,685
Less: Cash and cash equivalents	25,066	24,696
Debt net of cash	$375,002	$362,989

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.3x	5.1 x

Table 6
2019 Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2019 net sales)
(unaudited)
Outlook for the year ended December 31, 2019
Net income margin (U.S. GAAP)(1)	0.4% - 0.8%
Add:
Interest expense	2.8%
Provision for income taxes	0.3% - 1.4%
Depreciation and amortization	5.0%
Special items before interest and taxes (1)	—%
Adjusted EBITDA Margin (non-GAAP)	8.5% - 10.0%
_____________________
(1) Anticipated special charges related to the strategic alternatives for our business in China are not reflected in the reconciliation

Table 7
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2019(1)	Year ended December 31, 2018	Year ended December 31, 2017
SG&A margin (U.S. GAAP)	~16.0%	16.0%	16.1%
Deduct special items in SG&A expenses:
Fees associated with strategic initiative	—%	(0.3)%	—%
Reorganization charges	—%	—%	(0.2)%
Adjusted SG&A Margin (non-GAAP)	~16.0%	15.7%	15.9%
_____________________
(1) Anticipated special charges related to the strategic alternatives for our business in China are not reflected in the reconciliation